Exhibit 15.8

AMIRA NATURE FOODS LTD

2012 OMNIBUS SECURITIES AND INCENTIVE PLAN

DIRECTOR RESTRICTED SHARE AWARD AGREEMENT

1. THIS AGREEMENT made as of November 10, 2013, by and between Amira Nature Foods Ltd, a British Virgin Islands company (the “Company”), and Mr. Neal Cravens (the “Awardee”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan (as defined below).

WITNESSETH:

WHEREAS, the Company has adopted the Amira Nature Foods Ltd 2012 Omnibus Securities and Incentive Plan (the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and

WHEREAS, the Committee has authorized the award to the Awardee of Restricted Shares (“Restricted Shares”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1.	Definitions. Terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.

2.	Effective Date of Award. The award of each Restricted Share under this Agreement shall be effective as of October 15, 2013 (the “Grant Date”).

3.	Award of Restricted Shares. The Committee hereby awards to the Awardee 3997 Restricted Shares at the fair market value of the Company’s ordinary shares on the Grant Date for an aggregate value of $55,000. All such Restricted Shares shall be subject to the restrictions contained in Sections 4, 5 and 6, such restrictions to become effective immediately upon execution of this Agreement by the parties hereto.

4.	Share Certificates. The Awardee hereby acknowledges that share certificates representing 3997 Restricted Shares are hereby awarded to the Awardee hereunder, each bearing the following legend:

“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions of an Agreement entered into between the registered owner and Amira Nature Foods Ltd, effective as of October 15, 2013. Copies of such Agreement are on file in the offices of the Secretary, Amira Nature Foods Ltd, 29 E, A.U. Tower, Jumeirah Lake Towers, Dubai, UAE.”

5.	Repurchase Option. The Company shall have the option to repurchase the Restricted Shares at the price at the price at which they were issued (the “Repurchase Option”). The Repurchase Option shall lapse with respect to one-thirty-sixth (1/36) of the Restricted Shares on each monthly anniversary of the Grant Date, such that the Repurchase Option shall fully lapse on the third annual anniversary of the Grant Date. To the extent any Restricted Shares remain subject to the Repurchase Option as of the date of termination of the Awardee’s status as a Director, the Company shall repurchase such Restricted Shares at the price at which they were issued .

6.	Termination of Director Status. Section 4 of this Agreement and Section 6.4 of the Plan shall control.

7.	Restriction on Transferability. The Restricted Shares shall not be transferable unless and until (and solely to the extent) the Repurchase Option shall have lapsed with respect to such Restricted Shares. Any transfer of Restricted Shares no longer subject to the Repurchase Option shall be made in accordance with the Company’s insider trading policy and related corporate governance policies.

8.	Voting and Dividend Rights. The Awardee shall have the voting and dividend rights of a shareholder of Ordinary Shares with respect to the Restricted Shares; provided, however, that dividends paid in Ordinary Shares (“Dividend Shares”) shall be deposited with the Company, together with a share power endorsed in blank or other appropriate instrument of transfer and shall be subject to the same Restrictions as the Restricted Shares. In the event that Awardee’s status as a Director is terminated, the Company shall repurchase, at cost, any Dividend Shares paid with respect to Restricted Shares that remain subject to the Repurchase Option at the time of such termination.

9.	Regulation by the Committee. This Agreement and the Restricted Shares shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be conclusive and binding upon the Awardee.

10.	Amendment. The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Restricted Shares shall be effective without the prior written consent of the Awardee.

11.	Plan Terms. The terms of the Plan are hereby incorporated herein by reference.

12.	Awardee Acknowledgment. By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

AMIRA NATURE FOODS LTD

/s/ Karan A. Chanana
By:	Karan A. Chanana
Its:	Chief Executive Officer

AWARDEE

/s/ Neal Cravens
Name: Neal Cravens